Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Zynga Inc. for the registration of 20,009,528 shares of its common stock and to the incorporation by reference therein of our reports dated February 26, 2021, with respect to the consolidated financial statements and schedule of Zynga Inc. and the effectiveness of internal control over financial reporting of Zynga Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

November 9, 2021